EXHIBIT 2.1

                        Form of Sale of Assets Agreement
                        --------------------------------

                            SALE OF ASSETS AGREEMENT

     THIS SALE OF ASSETS AGREEMENT (this "Agreement") made and entered into as of this 12 day of February, 2001 by and among NaftEl Technologies Ltd., a company organized and registered under the laws of the State of Israel, having its principal place of business at of 7 Giborei Israel Street, Netanya, Israel ("NaftEl"), Naftali Nissani and Elie Hantsis, the founders and executive officers of NaftEl (collectively, the "Executives"), Paradigm Advanced Technologies, Inc., a Delaware corporation, having its principal place of business at 30 Leek Crescent, Richmond Hill, Ontario, Canada L4B-4N4 ("Paradigm") and 1462492 Ontario Inc., a company organized and registered under the laws of the Province of Ontario, Canada and a wholly-owned subsidiary of Paradigm, having its registered office at 30 Leek Crescent, Richmond Hill, Ontario, Canada L4B-4N4 ("Paradigm Sub").

                               W I T N E S S E T H
                               - - - - - - - - - -

          WHEREAS, NaftEl is engaged in the development, manufacturing and marketing of interactive navigational and fleet management devices, including, inter alia, a map compression format, and owns certain intellectual property rights pertaining thereto; and

          WHEREAS, Paradigm, a public company listed on the Nasdaq OTCBB market, owns certain licensing rights to a broad-based wireless location apparatus and is engaged, both directly and indirectly, in the development of a specific application for the location of people and assets; and

          WHEREAS, Paradigm Sub desires to acquire and assume from NaftEl, and NaftEl desires to sell and transfer to Paradigm Sub, all of the Purchased Assets (as defined below) on the terms and subject to the conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, and conditions contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Preamble; Definitions
      ---------------------

      1.1 The preamble of, and all exhibits and schedules attached to, this Agreement, comprise an integral part hereof.


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

      1.2 The paragraph headings are included solely for the sake of convenience and shall not serve in any way for interpretive purposes.

      1.3 Definitions

          In this Agreement, the following terms shall have the meanings ascribed to them below:

      (a) "Executive" is defined in the preamble to this Agreement.

      (b) "Inventions" means any and all inventions, discoveries, improvements, trade secrets, formulas, techniques, processes and know-how, whether or not patentable and whether or not reduced to practice, conceived, developed, invented or learned by NaftEl, its shareholders, directors, officers, employees or service providers, which either relate to the Technology (as defined below), or result from the business, work, research or investigations of NaftEl.

      (c) "Paradigm Group" means Paradigm and entities which are under the control of Paradigm or are under common control with Paradigm, whether now or hereafter existing.

      (d) "Patents" means the patents,  whether registered or pending, listed on
Schedule 1.3(d) hereto.

      (e) "Proprietary Rights" means any and all proprietary rights relating to the Technology (as defined below) or the Inventions, whether now or hereafter existing, including, without limitation, any and all patents, copyrights, trademarks, trade names, service marks, design marks, trade secrets and other proprietary rights relating to the Technology, all whether perfected or imperfected, registered or unregistered.

      (f) "Purchased Assets" means any and all of NaftEl's assets, including but not limited to, the Technology, Inventions, Patents, any and all Proprietary Rights and intellectual property pertaining thereto, and the Tangible Assets (as defined below).

      (g) "Tangible Assets" means the assets and equipment listed on Schedule 1.3(g).

      (h) "Technology" means any and all technology and know-how relating to interactive navigational and fleet management devices, Global Positioning System ("GPS") devices, and data communication and handheld devices, including, inter alia, a map compression developed by NaftEl or on its behalf, including any and all prototypes, products, product portfolios, components, patents and inventions (whether patentable or not), mask works, ideas, designs, procedures, processes, formulas, source and object codes, data, software programs, including all know-how, hardware, trade secrets, copyrights, documentation, reports, and other data or materials, works of


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

authorship, know-how, technologies, improvements, discoveries, developments, designs, and all techniques, upgrades and configurations relating thereto.

2.    Representations and Warranties of NaftEl
      ----------------------------------------

      NaftEl and each of the Executives, jointly and severally, represents and warrants to Paradigm and Paradigm Sub as follows:

      2.1 NaftEl acknowledges and understands that (a) Paradigm and Paradigm Sub are entering into this Agreement in reliance upon and on the basis of NaftEl's representations, warranties and undertakings set forth in this Agreement; and
(b) should any of the warranties and/or representations and/or undertakings of NaftEl be untrue, misleading or inaccurate, Paradigm and Paradigm Sub shall have the rights and remedies set forth in Section 6 below, which rights and remedies shall not derogate from and shall be in addition to any and all other rights and/or remedies available to Paradigm and Paradigm Sub under any applicable law or this agreement.

      2.2 (a) Except as set forth on Schedule 2.2(a):

          (i) NaftEl owns, free and clear of all claims, liens, mortgages, pledges, security interests and other encumbrances of any nature whatsoever (collectively, "Liens"), or has a valid right to use, all of the Purchased Assets;

          (ii) there is no pending or threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction (x) involving the Technology or the Inventions or (y) alleging that the use of the Technology and/or the Inventions infringes upon, violates or constitutes the unauthorized use of the intellectual property rights of any third party or challenging the ownership, use, validity, enforceability or registrability of any part of the Technology; and

          (iii) NaftEl has taken reasonable measures to protect the confidentiality of the Technology and Inventions, and no material part of the Technology and Inventions has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement, and no party to any such non-disclosure agreement is in breach or default thereof.

      (b) The consummation of the transactions contemplated hereby will not result in the loss or impairment of NaftEl's rights to own or use any of the Technology (other than the sale of the Purchased Assets to Paradigm Sub), nor will it require the consent of any Governmental Authority (as defined in Section 2.5(b)) or third party in respect of any such Technology.

      (c) Any and all ideas and/or intellectual property and/or Proprietary Rights and inventions developed and/or made by the Executives, employees or the founders of NaftEl in connection with the Technology, were invented and/or developed and/or made for the sole and absolute benefit of NaftEl and belong exclusively to NaftEl.


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

      2.3 Organization. NaftEl is a corporation duly organized and validly existing under the laws of the State of Israel.

      2.4 Authorization; Validity of Agreement. NaftEl has the requisite corporate power and authority to execute, deliver and perform this Agreement and each of the other agreements, instruments and documents executed or to be executed and delivered by NaftEl pursuant to this Agreement (collectively with this Agreement, the "NaftEl Transaction Documents"). NaftEl has the requisite corporate power and authority to assume and perform its obligations under the NaftEl Transaction Documents and to consummate the transactions contemplated thereby. Each of this Agreement and the other NaftEl Transaction Documents has been duly executed, authorized and delivered by NaftEl and is a valid and binding obligation of NaftEl, enforceable against it in accordance with its terms. The execution, delivery and performance by NaftEl of the NaftEl Transaction Documents and the consummation of the transactions contemplated thereby have been duly and validly authorized by the board of directors and shareholders of NaftEl and no other corporate proceedings are necessary to authorize the execution, delivery and performance of the NaftEl Transaction Documents and the consummation of the transactions contemplated thereby.

      2.5 No Violations; Consents and Approvals

      (a) The execution, delivery and performance of this Agreement and of the other NaftEl Transaction Documents by NaftEl do not, and the consummation by NaftEl of the transactions contemplated hereby and thereby will not: (i) violate any provision of the memorandum and articles of associations of NaftEl, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, lease, option, contract, undertaking, understanding, covenant, agreement or other instrument or document (each, a "Contract") to which NaftEl is a party or by which NaftEl or any of the Purchased Assets may be bound or otherwise subject, except for such items referred to as Required Consents, as hereinafter defined and set forth on Schedule 2.5(b), or (iii) violate any laws, statutes, ordinances, orders, codes, rules, regulations, policies, guidance documents, writs, judgments, decrees, injunctions or agreements of any Governmental Entity (as hereinafter defined) (collectively, "Laws") applicable to NaftEl or any of the Purchased Assets.

      (b) No filing or registration with, notification to, or authorization, consent or approval of, any legislative or executive agency or department or other regulatory service, authority or agency or any court, arbitration panel or other tribunal or judicial authority of any jurisdiction, political entity, body, organization, subdivision or branch (each, a "Governmental Entity") or any other individual or other entity (a "Person") is required in connection with the execution, delivery and performance of this Agreement or the other NaftEl Transaction Documents by NaftEl or the consummation by NaftEl of the transactions contemplated hereby and thereby.


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

      2.6 Litigation. Except as disclosed on Schedule 2.6, there is no claim, suit, action, investigation, arbitration, alternative dispute resolution proceeding or other proceeding (each, a "Proceeding") pending, nor is there any investigation or Proceeding threatened, that involves or affects the Purchased Assets or which in any material way relates to the transactions contemplated hereby, by or before any Governmental Entity, court, arbitration panel or any other Person.

      2.7 Investment Undertaking.

      (a) NaftEl acknowledges that the Paradigm Shares (as defined below) will be "restricted securities" within the meaning of Rule 144 ("Rule 144") of the General Rules and Regulations under the Securities Act of 1933, as amended (the "1933 Act"). NaftEl is acquiring such shares for its own account and not with a view to the distribution of such shares within the meaning of Section 2(11) of the 1933 Act. NaftEl understands that, until registered as described below, such shares may not be disposed of except in accordance with the terms of Rule 144. NaftEl understands that it must bear the economic risk of the investment in the Paradigm Shares indefinitely because, other than pursuant to the provisions of
Section 5.3(a), such shares may not be sold, hypothecated or otherwise disposed of unless registered under the 1933 Act and applicable state securities laws or an exemption from such registration is available.

      (b) NaftEl is (i) an "accredited investor" as that term is defined under Rule 501 of the 1933 Act or (ii) a sophisticated investor who either (x) has such knowledge and experience in financial and business matters such that it or he is capable of evaluating the merits and risks of the investment in the securities being acquired hereunder, or (y) has obtained independent professional financial advice sufficient to enable him or it to evaluate the merits and risks of the investment in the securities being acquired hereunder.

      2.8 No Misstatements or Omissions. No representation or warranty by NaftEl contained in this Agreement and no statement contained in any certificate, list, schedule, exhibit or other instrument specified or referred to in this Agreement, whether heretofore furnished to Paradigm or Paradigm Sub or hereafter furnished to Paradigm or Paradigm Sub pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

3.    Representations and Warranties of Paradigm Sub and Paradigm
      -----------------------------------------------------------

      Each of Paradigm Sub and Paradigm hereby represents and warrants to NaftEl as follows:

      3.1 Organization. Each of Paradigm and Paradigm Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.


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

      3.2 Authorization; Validity of Agreement. Each of Paradigm and Paradigm Sub has the requisite corporate power and authority to execute, deliver and perform this Agreement and each of the other agreements, instruments, documents and certificates to be executed and delivered by it pursuant to this Agreement (collectively with this Agreement, the "Paradigm Transaction Documents" and "Paradigm Sub Transaction Documents", respectively). Each of Paradigm and Paradigm Sub has the requisite corporate power and authority to assume and perform its obligations under the Paradigm Transaction Documents and Paradigm Sub Transaction Documents, as applicable, and to consummate the transactions contemplated thereby. Each of this Agreement and the other Paradigm Transaction Documents and Paradigm Sub Transaction Documents has been duly executed, authorized and delivered by Paradigm and Paradigm Sub, as applicable, and is a valid and binding obligation thereof, enforceable against Paradigm or Paradigm Sub, as applicable, accordance with its terms. The execution, delivery and performance by each of Paradigm and Paradigm Sub of the Paradigm Transaction Documents and the Paradigm Sub Transaction Documents, as applicable, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by their boards of directors, and no other corporate proceedings on the part of Paradigm or Paradigm Sub, as applicable, are necessary to authorize the execution, delivery and performance of the Paradigm Transaction Documents and the Paradigm Sub Transaction Documents, as applicable, and the consummation of the transactions contemplated hereby and thereby.

      3.3 No Violations; Consents and Approvals.

      (a) The execution, delivery and performance of this Agreement, the Paradigm Transaction Documents and the Paradigm Sub Transaction Documents, by Paradigm and/or Paradigm Sub, as applicable, do not, and the consummation by them of the transactions contemplated hereby and thereby will not, (i) violate any provision of the certificate of incorporation or bylaws of Paradigm or Paradigm Sub, as applicable, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Paradigm or Paradigm Sub, as the case may be, is a party or by which Paradigm or Paradigm Sub, as the case may be, or any of their properties or assets may be bound or otherwise subject, or (iii) violate any Law applicable to Paradigm or Paradigm Sub, as the case may be, or any of their properties or assets, except, in the case of (ii) and (iii), those that would not have a material adverse effect on the business, operations, properties, assets, liabilities, commitments, earnings, financial condition or prospects of Paradigm or Paradigm Sub, as the case may be.

      (b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity or Person is required in connection with the execution, delivery and performance of the Paradigm Transaction Documents by Paradigm, the Paradigm Sub Transaction Documents by Paradigm Sub, or the consummation by them of the transactions contemplated hereby and thereby, other than the filing of a registration statement as contemplated in Section 5.3 below.


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

4.    Purchase and Sale of the Purchased Assets
      -----------------------------------------

      NaftEl hereby sells, transfers and conveys to Paradigm Sub, and Paradigm Sub hereby purchases, acquires and accepts all of rights, title to and interest in the Purchased Assets.

5.    The Consideration and Transfer of the Purchased Assets
      ------------------------------------------------------

      In consideration for the sale of the Purchased Assets to Paradigm Sub, Paradigm is hereby issuing to Amnon Evron & Co. Trust Company Ltd., as escrow agent for NaftEl:

      5.1 (a) 3,000,000 (three million) shares of common stock of Paradigm, par value $.0001 per share, none of which has been registered with the Securities and Exchange Commission ("SEC") as of the date hereof (the "Acquisition Shares").

      (b) Upon the effectiveness of the Initial Registration Statement (as defined in Section 5.3(b)), and provided that on such date the Aggregate Fair Market Value (as defined below) of the Paradigm Shares that may be resold by NaftEl in accordance with the terms of Section 5.3(b) (such shares, the "Resalable Shares") does not exceed the product of (i) $1.66 and (ii) the number of Resalable Shares (such product, the "Guaranteed Return"), Paradigm shall issue to NaftEl an additional number of shares of common stock of Paradigm (the "Additional Shares") whose Aggregate Fair Market Value, together with the Aggregate Fair Market Value of the Resalable Shares, will equal the Guaranteed Return; provided, however, that in no event shall the number of Additional Shares exceed the product of (i) 2,000,000 (two million) and (ii) a fraction, the numerator of which shall be the number of Resalable Shares and the denominator of which shall be 3,000,000 (three million) (subject to appropriate adjustments for any stock dividend, subdivision, combination, reclassification or similar event affecting the Acquisition Shares).

      The foregoing computation shall only be in effect until an aggregate of 3,000,000 Acquisition Shares shall be available for resale under Section 5.3(b), and thereafter no Additional Shares will be issued.

      As used herein, the term "Aggregate Fair Market Value" means the average closing bid for a share of Paradigm's common stock over the last three trading days immediately prior to the date on which the Resalable Shares may be sold by NaftEl, multiplied by the number of Resalable Shares.

      (c) The procedure described in paragraph (b) will be repeated on the first day of each 30-day period throughout the Lock Up Period (as defined in Section 5.3(b)), and the term "Resalable Shares" will relate in each such 30-day period to the number of Paradigm Shares that may be resold by NaftEl during each such 30-day period in accordance with the terms of Section 5.3(b).

      5.2 (a) A warrant (the "Warrant"), in substantially the form attached hereto as

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

Exhibit A, to purchase shares of Paradigm Common Stock (collectively, the "Warrant Shares") as follows (all subject to the terms, conditions and restrictions included in the Warrant):

          (i) Up to 2,000,000 (two million) shares of Paradigm common stock at an exercise price of $1.00 (one United States dollar) per share, which may be purchased immediately upon receipt by the Paradigm Group of $1,000,000 (one million United States dollars) in revenues from the commercialization of the Purchased Assets;

          (ii) Up to an additional 1,000,000 (one million) shares of Paradigm common stock at an exercise price of $2.00 (two United States dollars) per share, which may be purchased immediately upon receipt by the Paradigm Group of $2,000,000 (two million United States dollars) in revenues from the commercialization of the Purchased Assets;

          (iii) Up to an additional 1,000,000 (one million) shares of Paradigm common stock at an exercise price of $3.00 (three United States dollars) per share, which may be purchased immediately upon receipt by the Paradigm Group of $3,000,000 (three million United States dollars) in revenues from the commercialization of the Purchased Assets;

          (iv) Up to an additional 3,000,000 (three million) shares of Paradigm common stock at an exercise price of $6.00 (six United States dollars) per share, which may be purchased immediately upon receipt by the Paradigm Group of $4,000,000 (four million United States dollars) in revenues from the commercialization of the Purchased Assets; and

          (v) Up to 3,000,000 (three million) shares of Paradigm common stock at an exercise price of to $9.00 (nine United States dollars) per share, which may be purchased immediately upon receipt by the Paradigm Group of $5,000,000 (five million United States dollars) in revenues from the commercialization of the Purchased Assets.

      (b) The number of Warrant Shares set forth in paragraphs (i) through (v) of sub-section 5(a) shall be subject to appropriate adjustments in the event of a stock dividend, subdivision, combination or reclassification or any similar event affecting the Paradigm Shares.

      (c) Commencing on the date hereof and until the accomplishment of the financial milestones set forth in Section 5(a)(i) through (v), NaftEl and each of its successors shall have the right to receive (i) a copy of the audited financial statements of Paradigm as filed with the SEC on Form 10-K, and (ii) a copy of the unaudited financial statements of Paradigm as filed with the SEC on Form 10-Q along with a certificate of the Chief Financial Officer of Paradigm certifying the revenues from the commercialization of the Purchased Assets.

      (d) Paradigm shall notify NaftEl of the accomplishment by Paradigm of each of the financial milestones set forth in Section 5.2(a)(i) through (v), and will advise NaftEl of its eligibility to exercise the Warrant in accordance with its terms.


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

      (e) Any dispute with respect to the accomplishment by Paradigm of any of the financial milestones set forth in Section 5.2(a)(i) through (v) shall be resolved exclusively by a singular arbitrator, whose decision shall be final and binding on all parties hereto. The arbitrator shall be mutually selected by the parties hereto from among partners of one of the "Big Five" accounting firms.

      5.3 (a) The parties acknowledge that the Acquisition Shares, the Additional Shares and the shares that may be issued as a result of the exercise of the Warrant (collectively, the "Paradigm Shares") may not be resold unless an exemption from registration thereof under the 1933 Act exists or a registration statement covering the Paradigm Shares is filed with the SEC and declared effective. Paradigm undertakes to include the Paradigm Shares in the first registration statement on form SB-2 or S-3 filed with the SEC subsequent to the issuance of the Paradigm Shares, or any part thereof, and the parties hereto agree that in any event all Paradigm Shares must be included in such registration statement in preference or with the same priority as that of shares being originally issued by Paradigm. Paradigm hereby undertakes to use its best efforts to obtain the registration of the Paradigm Shares for resale no later than 12 months after the date hereof, and to use its best reasonable efforts to seek the requisite approvals for such registration.

      (b) Lock-Up Agreement

      NaftEl agrees, with respect to the first registration statement pursuant to Section 5.3(a) in which any Paradigm Shares are included (the "Initial Registration Statement") and for a period of 10 consecutive months commencing on the date on which the Initial Registration Statement becomes effective (the "Lock Up Period"), that it will not, without the prior written consent of Paradigm, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer (each of the foregoing, a "Transfer") any Paradigm Shares included in such Initial Registration Statement, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such Paradigm Shares, whether any such swap or transaction is to be settled by delivery of Paradigm Shares or other securities, in cash or otherwise; provided, however, that commencing on the date of effectiveness of the Initial Registration Statement, the foregoing restrictions shall not apply to a Transfer by NaftEl of Paradigm Shares registered pursuant to a registration statement in a number per each 30-day period during the Lock Up Period that shall not exceed the greater of (i) 10% of the Paradigm Shares, and (ii) 20% of the weekly reported volume of trading in shares of Paradigm common stock on the OTCBB during the week immediately preceding such Transfer by NaftEl. Following the lapse of the Lock Up Period, the foregoing restrictions shall expire and have no further force of effect.

      (c) Permitted Transfer. The restrictions set forth in Section 5.3(b) shall not apply to the Transfer of Paradigm Shares to an entity that consents in writing to be subject to and bound by such restrictions.


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

      (d) Stop Order. Subject to the exceptions set forth in this Section 5.3(b) and (c), NaftEl consents to Paradigm's making a notation on its records and giving instructions to any transfer agent of its common stock in order to implement the restrictions in this Section 5.3.

      5.4 Simultaneously herewith, NaftEl is executing and delivering to Paradigm and Paradigm Sub all documentation necessary to authorize and effect the immediate and unconditional transfer of the Purchased Assets to Paradigm Sub, including but not limited to the deed of assignment with respect to the full title, rights and interest of NaftEl in and to the Purchased Assets (the "Deed of Assignment") in substantially the form attached hereto as Exhibit B. In addition, NaftEl is hereby delivering to Paradigm and Paradigm Sub all documentation necessary to authorize and effect the transactions contemplated hereby, including without limitation, a true and correct copy of resolutions of NaftEl's board of directors and shareholders authorizing NaftEl to enter into this Agreement and authorizing the delivery, in accordance with the terms of this Agreement, of the Deed of Assignment to Paradigm and Paradigm Sub against receipt of the Acquisition Shares and the Warrant.

      5.5 Paradigm is hereby delivering to NaftEl all documentation necessary to authorize and effect the transactions contemplated hereby, including without limitation, a true and correct copy of resolutions of the board of directors of each of Paradigm and Paradigm Sub authorizing them to enter into this Agreement, and, with respect to Paradigm, the issuance and delivery, in accordance with the terms of this Agreement, of the Acquisition Shares, and Additional Shares (if applicable) and the Warrant to NaftEl against receipt of the Deed of Assignment.

      5.6 Paradigm is hereby delivering to NaftEl (i) one or more stock certificates representing the Acquisition Shares and (ii) the Warrant.

6.    Indemnification
      ---------------

      6.1 NaftEl and the Executives, jointly and severally, shall indemnify and defend Paradigm, Paradigm Sub and their representatives (each, a "Paradigm Indemnitee") against, and hold each Paradigm Indemnitee harmless from, any damages (including incidental and consequential damages), claims, suits, actions, judgments, assessments, loss, liability, obligation, deficiency, tax, cost or expense including, without limitation, interest, penalties, reasonable attorneys' and consultants' fees and disbursements (collectively, "Damages") that the Paradigm Indemnitee may suffer or incur, arising from, related to or in connection with any of the following:

      (a) any breach of any representation or warranty made by NaftEl and/or the Executives contained in this Agreement or in any NaftEl Transaction Document in respect of any claim made based upon facts alleged that would constitute any such breach;

      (b) the failure of NaftEl to perform or to comply with any covenant, obligation or condition required to be performed or complied with by NaftEl contained in this Agreement or in any NaftEl Transaction Document;

      (c) any claim filed against Paradigm or Paradigm Sub by a third party relating to the Purchased Assets.

      6.2 Notwithstanding section 6.1 above, (i) the Paradigm Group shall not be entitled to be indemnified hereunder unless the Damages exceed US $50,000 (in the aggregate); (ii) the aggregate amount payable to the Paradigm Group pursuant to this section (the "Indemnification Amount") shall not exceed the aggregate of
(A) the Aggregate Fair Market Value of the Acquisition Shares, any Additional Shares issued to NaftEl and any shares of Paradigm common stock issued upon the exercise of the Warrant which have not yet been sold, all as at the time of Paradigm's request for indemnification under this Section 6, and (B) if the Paradigm Shares or any part thereof are sold by NaftEl and/or a permitted assignee thereof and/or on its behalf, the actual proceeds of such sale; and
(iii) the Paradigm Group shall not be entitled to make a claim for indemnification pursuant to this section after 12 months have elapsed from the date hereof.

      6.3 In order to make available funds to cover claims by Paradigm pursuant to this Section 6, NaftEl shall, through the date that is the later of (i) 12 months following the date hereof and (ii) the date on which all claims of Paradigm pursuant to this Section 6 (if any) shall have been settled, (A) maintain in its bank account, and shall not distribute to its shareholders, proceeds from the Transfer of any Warrant Shares, and (B) retain all Warrant Shares not yet Transferred.

      6.4 In addition to the foregoing, it is hereby agreed that (i) the Purchased Assets shall not include, (ii) Paradigm and/or Paradigm Sub are not assuming, and (iii) NaftEl shall remain responsible for and shall promptly pay, perform and discharge, all of the liabilities and obligations of NaftEl such that Paradigm and Paradigm Sub will incur no liability in connection therewith, and NaftEl and the Executives shall indemnify each Paradigm Indemnitee with respect to and shall hold such Paradigm Indemnitee harmless from and against all such liabilities.

      6.5 In addition to any other remedy provided by Law or equity, injunctive relief may be obtained to enjoin the breach, or threatened breach, of any provision of this Agreement and each party shall be entitled to the specific performance by the others of their obligations hereunder. All remedies, either under this Agreement, by Law or as may otherwise be afforded to the parties, as the case may be, shall be cumulative.

7.    Miscellaneous
      -------------

      7.1 Costs. Each party shall bear its own costs related to the negotiation, examination, preparation of agreements and other documents and any other matter relating to this Agreement.

      7.2 Remedies Cumulative. Each right, power and remedy provided for herein or now or hereafter existing at Law, in equity or otherwise, shall be cumulative, and the exercise or the forbearance of exercise by any party of one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by such party of any or all of such other rights, powers or remedies.

      7.3 Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason or to any extent, be invalid or unenforceable, such invalidity or unenforceability shall not in any manner affect or render invalid or unenforceable the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by Law.

      In the event of the invalidity or unenforceability of any provisions of this Agreement or the application thereof to any person or circumstance, the parties shall, at the request of any of the parties, negotiate in good faith to agree on changes or amendments to this Agreement which are required to carry out the intent and accomplish the purpose of this Agreement in light of such invalidity or unenforceability.

      7.4 Further Actions. Each party shall cooperate and take such further reasonable action and shall execute and deliver such further documents as may be reasonably requested by any of the other parties in order to carry out the intent and accomplish the purpose of this Agreement.

      7.5 Successors. All the provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties; provided that nothing contained in this section 7.5 shall be construed as granting to any party the right to assign or transfer any right and/or obligation under this Agreement, without the prior written consent of the other parties hereto.

      7.6 Entire Agreement, Amendment

      (a) This Agreement, including the exhibits and schedules attached hereto, contains the complete statement of all the agreements among the parties with respect to the subject matter hereof and all prior agreements among the parties with respect to the subject matter hereof, whether written or oral, are merged herein and shall be considered superseded hereby.

      (b) Any amendment, modification, waiver or revision hereof shall be considered effective only if in writing signed by each of the parties or their respective successors.

      7.7 Governing Law. This Agreement and all rights and obligations of the parties under this Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, Canada.

      7.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      7.9 Waiver. No course of dealing of any party hereto, no omission, failure or delay on the part of any party hereto in asserting or exercising any right hereunder, and no partial or single exercise of any right hereunder by any party hereto shall constitute or operate as a waiver of any such right or any other right hereunder. No waiver of any provision hereof shall be effective unless in writing and signed by or on behalf of the party to be charged therewith. No waiver of any provision hereof shall be deemed or construed as a continuing waiver, as a waiver in respect of any other or subsequent breach or default of such provision, or as a waiver of any other provision hereof unless expressly so stated in writing and signed by or on behalf of the party to be charged therewith.

      7.10 Taxation. Each party shall bear the taxes imposed upon it by Law with respect to this Agreement.

      7.11 Allocation of Purchase Price. For purposes of complying with Section 1060 of the Internal Revenue Code of 1986, as amended, the consideration payable to NaftEl pursuant to Section 5 hereof shall be allocated among the Purchased Assets and the non-competition covenant provided for in the Executives' confirmation attached hereto using the allocation method and principles required by Section 1060 of the Code and the regulations promulgated thereunder. The allocation schedule shall, no later than sixty (60) days after the date hereof, be prepared by Paradigm with NaftEl's assistance and provided to NaftEl for its approval, which approval shall not be unreasonably withheld.

      7.12 Notices. Any notice, demand, request or other communication which is required, called for or contemplated to be given or made hereunder to or upon any party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or a recognized national overnight courier service for next day delivery with receipt therefor, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by facsimile transmission with a written copy thereof sent on the same day by postage paid first-class mail or (c) by personal delivery to such party at the following address:

            If to NaftEl, to:
            7 Giborei Israel Street
            Netanya, Israel
            Attn.: Mr. Elie Hantsis
            Fax: (011-972) 9-885-9991

            with a copy to:
            Hamburger, Evron, Raviv-Berson & Co.
            Law Offices and Notary
            Paz Towers, 31 Bezalel St.

            Ramat Gan 52521, Israel
            Fax: 972-3-7517130
            Attn.: Amnon Sorek, Adv.

            If to Naftali Nissani:
            30 Wingate Street
            Herzlia Pituach, Israel

            with a copy to:
            Hamburger, Evron, Raviv-Berson & Co.
            Law Offices and Notary
            Paz Towers, 31 Bezalel St.
            Ramat Gan 52521, Israel
            Fax: 972-3-7517130
            Attn.: Amnon Sorek, Adv.

            If to Elie Hantsis, to:
            333 Clark Avenue
            West Thornhill, Ontario L4J 7K4
            Canada

            with a copy to:
            Hamburger, Evron, Raviv-Berson & Co.
            Law Offices and Notary
            Paz Towers, 31 Bezalel St.
            Ramat Gan 52521, Israel
            Fax: 972-3-7517130
            Attn.: Amnon Sorek, Adv.

            If to Paradigm, to:
            30 Leek Crescent
            Richmond Hill, Ontario
            Canada L4B-4N4
            Attn.: Chief Financial Officer
            Fax:  (905) 764-3680

            with a copy to:
            Jenkens & Gilchrist Parker Chapin LLP
            405 Lexington Avenue
            New York, New York 10174
            Attn.: Henry I. Rothman, Esq.
            Fax: (212) 704-6288

            If to Paradigm Sub, to:
            30 Leek Crescent
            Richmond Hill, Ontario
            Canada L4B-4N4
            Attn.: Chief Financial Officer
            Fax:  (905) 764-3680

            with a copy to:
            Jenkens & Gilchrist Parker Chapin LLP
            405 Lexington Avenue
            New York, New York 10174
            Attn.: Henry I. Rothman, Esq.
            Fax: (212) 704-6288

      or to such other address as any party may designate to the other in accordance with the aforesaid procedure. All notices and other communications delivered in person or by courier service shall be deemed to have been given as of three business days after sending thereof, those given by facsimile transmission shall be deemed given the first business day following transmission with confirmed answer back and all notices and other communications sent by registered mail shall be deemed given 10 days after posting.

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                                      -19-

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

                                      NaftEl Technologies Ltd.

                                      By:  _____________________
                                              Name
                                              Title:


                                            -------------------
                                            Naftali Nissani


                                            -------------------
                                            Elie Hantsis


                                      1462492 Ontario Inc.


                                      By:  ____________________
                                          Name
                                          Title:

                                      Paradigm Advanced Technologies, Inc.


                                      By:  ___________________
                                          Name
                                          Title:

                                  CONFIRMATION


          The Executives hereby irrevocably waive, renounce and disclaim any and all Proprietary Rights relating to the Purchased Assets, if and to the extent that they have any such rights, and hereby undertake not to compete, directly or indirectly, for a period of at least 5 (five) years after the date hereof, with the Technology hereby assigned to Paradigm Sub, or in the field of mapping technologies, GPS and/or navigation applications, as more specifically set forth in a non-competition, non-disclosure and non-solicitation agreement between Paradigm and Paradigm Sub, on the one hand, and each of the Executives.



-------------------------                        ------------------------
    Naftali Nissani                                   Elie Hantsis


























                                      -21-